SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  April 23, 2003

(Date of earliest event reported)

HILTON HOTELS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3427	36-2058176
(State of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

9336 Civic Center Drive
Beverly Hills, California 90210
(Address of principal executive offices, including zip code)

(310) 278-4321
(Registrant’s telephone number, including  area code)

ITEM 5.  OTHER EVENTS

First Quarter 2003 Financial Results

On April 23, 2003, Hilton Hotels Corporation (“Hilton”) reported financial results for the first quarter ended March 31, 2003.  As announced previously by Hilton on March 27, 2003, business declines related principally to the conflict in Iraq contributed to generally soft results in the first quarter compared to the year-ago period.  Room rate pressure owing to weakness in business and group travel, along with increased insurance costs also adversely impacted the quarter’s results.

Hilton reported first quarter net income of $9 million, versus $34 million in the 2002 quarter.  Diluted net income per share was $.02 in the first quarter 2003, compared with $.09 in the 2002 quarter.  As disclosed in Hilton’s March 27, 2003 press release, first quarter 2003 net income per share included two non-recurring items:  1) a charge (required by current SEC guidance) of approximately $.03 per share related to the impairment of certain public company equity securities held by Hilton, and 2) a $.01 benefit from utilization of tax loss carryforwards.  Hilton reported 2003 first quarter total revenue of $917 million compared with $921 million in the corresponding 2002 period.  Total operating income was $86 million, compared with $137 million in the 2002 first quarter.

Redemption of 5% Convertible Notes

On April 22, 2003, Hilton announced that it will redeem in full its 5% Convertible Subordinated Notes due 2006 on May 22, 2003.

ITEM 9.  REGULATION FD DISCLOSURE

The following information is furnished pursuant to Item 9, “Regulation FD Disclosure” and Item 12, “Disclosure of Results of Operations and Financial Condition.”

On April 23, 2003, Hilton issued a press release setting forth Hilton’s first quarter 2003 earnings.  A copy of Hilton’s press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference in this Item 9.

Exhibit Index

     99.1   Press release reporting first quarter 2003 financial results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 23, 2003

HILTON HOTELS CORPORATION

By:	/s/ Matthew J. Hart
Matthew J. Hart
Executive Vice President and
Chief Financial Officer